UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 3, 2017

SEACOR Holdings Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12289	13-3542736
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Eller Drive, Fort Lauderdale, Florida	33316
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(954) 523-2200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction  A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

Merger Agreement

On July 3, 2017, the closing of the transactions contemplated by the Agreement and Plan of Merger dated June 26, 2017 (the “Merger Agreement”), by and among, Illinois Corn Processing Holdings Inc. (“ICPH”), a wholly-owned subsidiary of SEACOR Holdings Inc. (the “Company”), MGPI Processing, Inc., (“MGP” and, together with ICPH, the “Sellers”), Illinois Corn Processing, LLC (“ICP”), Pacific Ethanol Central, LLC (“Buyer”), and ICP Merger Sub, LLC, a wholly-owned subsidiary of Buyer (“Merger Sub”), was consummated. As a result (a) Merger Sub merged with and into ICP (the “Merger”) with ICP being the surviving company and Buyer becoming the sole owner of ICP, and (b) the Sellers’ equity interests in ICP were converted into their respective proportionate percentages (i.e., 70% for ICPH and 30% for MGP) of merger consideration consisting of (i) $30.0 million in cash (the “Cash Consideration Amount”) and (ii) secured promissory notes of Merger Sub (which, pursuant to the Merger, became obligations of ICP) in the aggregate principal amount of approximately $46.7 million.

Accordingly, ICPH received a total of $21.0 million in cash and a promissory note in the principal amount of approximately $32.7 million in connection with the Merger. The principal amount of the promissory note is subject to a working capital adjustment, accrues interest at a rate per annum equal to three-month LIBOR plus an applicable margin of 5% for the first three months, 8% for the next three months and 10% thereafter, and matures on January 3, 2019. The obligations of ICP under the promissory notes are secured by the equity and substantially all of assets of ICP. A copy of the promissory note is filed as Exhibit 10.1 hereto. A copy of the Merger Agreement was filed as Exhibit 2.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on June 27, 2017.

Concurrently with the consummation of the Merger, the Company entered into a Transition Services Agreement with ICP pursuant to which it will provide certain services to ICP for a limited period of time.

Included in this filing as Exhibit 99.1 is the pro forma financial information described in item 9.01(b) below giving effect to the transactions contemplated by the Merger Agreement.

Item 8.01	Other Events.

On July 3, 2017, International Shipholding Corporation (“ISH”) emerged from bankruptcy pursuant to its chapter 11 plan of reorganization (the “Plan”)  that had been confirmed by the U.S. Bankruptcy Court for the Southern District of New York. Pursuant to the Plan, SEACOR Ocean Transport Inc., a wholly owned subsidiary of the Company, acquired all of the equity of the reorganized ISH. ISH, through its subsidiaries, operates a diversified fleet of U.S. and International flag vessels that provide worldwide and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro Forma Financial Information.

Unaudited pro forma condensed combined financial statements of the Company required by Article 11 of Regulation S-X is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

(d)       Exhibits.

Exhibit No.	Description

10.1

Promissory Note, dated July 3, 2017, issued by ICP Merger Sub, LLC to Illinois Corn Processing Holdings Inc. in the original principal sum of $32,686,256.40) (as may be adjusted from time to time pursuant to the terms thereof).

99.1

Unaudited pro forma consolidated balance sheet of the Company as of March 31, 2017 and unaudited pro forma consolidated statements of income (loss) of the Company for the three months ended March 31, 2017 and the fiscal year ended December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Holdings Inc.

By:	/s/ Bruce Weins
Name:	Bruce Weins
Title:	Senior Vice President and Chief Financial Officer

Date:  July 10, 2017

EXHIBIT INDEX

Exhibit No.	Description

10.1

Promissory Note, dated July 3, 2017, issued by ICP Merger Sub, LLC to Illinois Corn Processing Holdings Inc. in the original principal sum of $32,686,256.40) (as may be adjusted from time to time pursuant to the terms thereof).

99.1

Unaudited pro forma consolidated balance sheet of the Company as of March 31, 2017 and unaudited pro forma consolidated statements of income (loss) of the Company for the three months ended March 31, 2017 and the fiscal year ended December 31, 2016.